This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

                                                                    May 12, 2003

                                OFFER TO PURCHASE
                      all of the outstanding Common Shares
                                       of

                                STACKPOLE LIMITED

                                       at

                         $33.25 in cash per Common Share
                                       by
                              2023103 ONTARIO INC.
                     an indirect wholly-owned subsidiary of

                                   TOMKINS PLC

This Offer by 2023103 Ontario Inc., the Offeror, an indirect wholly-owned subsidiary of Tomkins, will be open for acceptance until 11:59 p.m., Toronto time, on June 17, 2003, unless the Offer is extended or withdrawn by the Offeror (the "Expiry Time").

The Offer is subject to certain conditions, including there being validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which, excluding Common Shares owned by the Offeror, constitutes at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis). Each of the conditions of the Offer is set forth in the section entitled "Conditions of the Offer" in the Offer.

The Board of Directors of Stackpole, upon consultation with its financial and legal advisors, has determined that the Offer is fair from a financial point of view to Shareholders and that the Offer is in the best interests of the Shareholders. The Board of Directors of Stackpole has unanimously recommended that Shareholders accept the Offer. Pursuant to the Support Agreement, dated April 29, 2003 among Tomkins, the Offeror and Stackpole, Stackpole has agreed to support the Offer.

Pursuant to the Lock-Up Agreement dated April 29, 2003 among Tomkins, the Offeror and The Stackpole Corporation, which owns approximately 52% of the outstanding Common Shares (approximately 47% on a fully diluted basis), The Stackpole Corporation irrevocably agreed to deposit all of the Common Shares it owns to the Offer. The directors and senior officers of Stackpole have agreed to exercise all options to acquire Common Shares held by them and to tender such Common Shares, together with any other Common Shares held by them, to the Offer. As a group, the directors and senior officers hold 456,077 Common Shares and options to acquire a further 894,500 Common Shares. In the aggregate, such Common Shares represent approximately 13% of the outstanding Common Shares (on a fully diluted basis). Of the foregoing agreements, the Offeror has entered into agreements with Shareholders in respect of 4,931,889 Common Shares and options to acquire 483,500 Common Shares, representing in the aggregate approximately 52.3% of the outstanding Common Shares (on a fully diluted basis), pursuant to which each such Shareholder has irrevocably agreed to exercise all options to acquire Common Shares held by such Shareholder and to tender all Common Shares owned by such Shareholder to the Offer.

The purchase price payable under the Offer represents a 39.4% premium to the closing price of the Common Shares on the Toronto Stock Exchange (the "TSX") on April 28, 2003, the last trading day during which Common Shares were traded prior to announcement of the Offer, and a 54.2% premium to the volume weighted average price of the Common Shares on the TSX for the 20 trading day period ending on that date.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on blue paper) or a facsimile thereof and deposit it, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for guaranteed delivery set forth in the section entitled "Manner of Acceptance -- Procedure for Guaranteed Delivery" in the Offer, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a facsimile thereof.

Shareholders should be aware that, during the currency of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for and make purchases of Common Shares as permitted by applicable laws or regulations.

Questions and requests for assistance may be directed to RBC Dominion Securities Inc., as dealer manager, or to the Depositary. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of this document.

The Offer is made only for Common Shares and is not made for any options or rights to acquire Common Shares. Any holder of such options or rights to acquire Common Shares who wishes to accept the Offer should exercise the options or rights in order to obtain certificates representing Common Shares and deposit them in accordance with the Offer.

This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

                                   ----------

                      The Dealer Manager for the Offer is:

                          RBC Dominion Securities Inc.

                   NOTICE TO SHAREHOLDERS IN THE UNITED STATES

     The Offer is made for the securities of a Canadian issuer. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those in the United States. Financial information regarding the Company included herein has been derived from publicly available financial statements which have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

     Shareholders who are not residents of Canada should be aware that the disposition of Common Shares pursuant to the Offer may have tax consequences both in Canada and in the United States which may not be described fully herein. See the section entitled "Certain Canadian Federal Income Tax Considerations
-- Shareholders Not Resident in Canada" in the Circular.

     The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Offeror and the Company are incorporated under the laws of the Province of Ontario, Canada and that some of their officers and directors are residents of Canada, that the Dealer Manager and some or all of the experts named in the Circular are residents of Canada and that all or a substantial portion of the assets of the Offeror and the Company and of the above-mentioned Persons may be located outside the United States.

                                   ----------

     All dollar references in the Offer are in Canadian dollars, unless otherwise indicated. On May 9, 2003, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = U.S.$0.7180.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in the accompanying Circular under "Background to the Offer" and "Purpose of the Offer and Plans for the Company", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
DEFINITIONS.................................................................   1

SUMMARY.....................................................................   4

  The Offer.................................................................   4

  Tomkins and the Offeror...................................................   4

  Time for Acceptance.......................................................   4

  Approval of Board of Directors of the Company.............................   4

  Support Agreement.........................................................   4

  Lock-Up Agreement and Agreements to Tender................................   4

  Purpose of the Offer......................................................   5

  Conditions of the Offer...................................................   5

  Manner of Acceptance......................................................   5

  Withdrawal of Deposited Shares............................................   5

  Payment for Deposited Shares..............................................   5

  Acquisition of Shares Not Deposited.......................................   6

  Certain Canadian Federal Income Tax Considerations........................   6

  Depositary................................................................   6

  Financial Advisor, Dealer Manager and Soliciting Dealer Group.............   6

OFFER.......................................................................   7

1.  The Offer...............................................................   7

2.  Time for Acceptance.....................................................   7

3.  Manner of Acceptance....................................................   7

4.  Conditions of the Offer ................................................  10

5.  Extension and Variation of the Offer....................................  12

6.  Withdrawal of Deposited Common Shares...................................  13

7.  Payment for Deposited Shares............................................  14

8.  Return of Deposited Common Shares.......................................  15

9.  Mail Service Interruption...............................................  15

10. Dividends and Distributions; Liens......................................  15

11. Notices and Delivery....................................................  16

12. Market Purchases........................................................  17

13. Other Terms of the Offer................................................  17

CIRCULAR....................................................................  18

1.  The Offeror and Parent..................................................  18

2.  The Company.............................................................  18

3.  Background to the Offer.................................................  18

4.  Agreements Relating to the Offer........................................  20

5.  Purpose of the Offer and Plans for the Company..........................  25

6.  Source of Funds.........................................................  26

7.  Beneficial Ownership of and Trading in Securities.......................  26

8.  Information Concerning the Company and the Securities of the Company....  26

9.  Effect of the Offer on the Market for Common Shares; Stock Exchange
    Listing and Public Disclosure by the Company............................  28

10. Commitments to Acquire Equity Shares....................................  28

11. Arrangements, Agreements or Understandings..............................  28

12. Regulatory Matters......................................................  29

13. Acquisition of Shares Not Deposited.....................................  31

14. Certain Canadian Federal Income Tax Considerations......................  33

    Shareholders Resident in Canada.........................................  34

    Shareholders Not Resident in Canada.....................................  36

15. Material Changes and Other Information..................................  37

16. Financial Advisor, Dealer Manager and Depositary........................  37

17. Legal Matters...........................................................  38

18. Offerees' Statutory Rights..............................................  38

19. Directors Approval......................................................  38

CONSENT.....................................................................  39

APPROVAL AND CERTIFICATE....................................................  40

                                   DEFINITIONS

     In the Offer and the accompanying Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"affiliate" has the meaning ascribed thereto in the Securities Act (Ontario);

"Acquisition Proposal" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement; "No-Shop" Obligation of the Company" in the Circular;

"Appointee" has the meaning ascribed thereto in the section entitled "Manner of Acceptance -- Power of Attorney" in the Offer;

"ARC" has the meaning ascribed thereto in the section entitled "Regulatory Matters -- Competition Act" in the Circular;

"associate" has the meaning ascribed thereto in the Securities Act (Ontario);

"Circular" means the take-over bid circular accompanying the Offer and forming part thereof;

"Commissioner" means the Commissioner of Competition appointed under the Competition Act;

"Common Shares" means the common shares in the capital of the Company;

"Company" or "Stackpole" means Stackpole Limited, a corporation governed by the OBCA;

"Company Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business operations (including results of operations), assets, capitalization, properties, condition (financial or otherwise), prospects or liabilities of Stackpole and its Subsidiaries taken as a whole;

"Competition Act" means the Competition Act (Canada), as amended;

"Compulsory Acquisition" has the meaning ascribed thereto in the section entitled "Acquisition of Shares Not Deposited -- Compulsory Acquisition" in the Circular;

"Confidentiality Agreement" has the meaning ascribed thereto in the section entitled "Background to the Offer" in the Circular;

"Continuation Bonus" has the meaning ascribed thereto in the section entitled "Arrangements, Agreements or Understandings -- Senior Executive Employment Contracts" in the Circular;

"Dealer Manager" means RBC Dominion Securities Inc.;

"Deposit Period" means the period commencing on the date hereof and ending at the Expiry Time;

"Deposited Securities" has the meaning ascribed thereto in the section entitled "Manner of Acceptance -- Dividends and Distributions" in the Offer;

"Depositary" means Computershare Trust Company of Canada;

"Distributions" has the meaning set forth in the section entitled "Manner of Acceptance -- Dividends and Distributions" in the Offer;

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

"Expiry Time" means 11:59 p.m., Toronto time, on June 17, 2003, or such later time and date as may be fixed by the Offeror from time to time pursuant to the provisions of the section entitled "Extension and Variation of the Offer" in the Offer;

"fully diluted basis" means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options, warrants and other rights to purchase Common Shares are exercised in full and that any outstanding convertible securities of the Company are converted;

"going private transaction" unless otherwise defined has the meaning ascribed thereto in Rule 61-501;

"Governmental Entity" means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the United States Federal Trade Commission;

"Letter of Acceptance and Transmittal" means, the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer;

"Lock-up Agreement" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Lock-up Agreement" in the Circular;

"Minimum Tender Condition" has the meaning ascribed thereto in the section entitled "Conditions of the Offer" in the Offer.

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Offer" means the offer by the Offeror to purchase all of the outstanding Common Shares made hereby to Shareholders;

"Offeror" means 2023103 Ontario Inc., a corporation governed by the OBCA;

"Offeror's Notice" has the meaning ascribed in the section entitled "Acquisition of Shares not Deposited -- Compulsory Acquisition" in the Circular;

"OSC" means the Ontario Securities Commission;

"Parent" or "Tomkins" means Tomkins plc, a corporation organized under the laws of England and Wales, which is the parent company of the Offeror;

"Person" includes any individual, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;

"Policy Q-27" means Policy Q-27 of the QSC, as amended;

"Pre-Acquisition Re-organization" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement; Pre-Acquisition Reorganization" in the Circular;

"Proposed Agreement" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement; Right to Match" in the Circular;

"Purchased Securities" has the meaning ascribed thereto in the section entitled "Manner of Acceptance -- Power of Attorney" in the Offer;

"QSC" means the Commission des valeurs mobilieres du Quebec;

"Regulations" has the meaning ascribed thereto in the section entitled "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions" in the Circular;

"Rule 61-501" means Rule 61-501 of the OSC, as amended;

"Shareholder" means a holder of Common Shares;

"Soliciting Dealer" has the meaning ascribed thereto in the section entitled "Financial Advisor, Dealer Manager and Depositary" in the Circular;

"Soliciting Dealer Group" means the group of soliciting dealers formed by RBC Dominion Securities Inc. to solicit acceptances of the Offer;

"Subject Shares" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Lock-Up Agreement" in the Circular;

"Subsequent Acquisition Transaction" has the meaning ascribed thereto in the section entitled "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions" in the Circular;

"Superior Proposal" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement; Ability of Company to Respond to Certain Third Party Proposals" in the Circular;

"Support Agreement" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement" in the Circular;

"Subsidiaries" means collectively, the Company's subsidiaries;

"Tax Act" means the Income Tax Act (Canada), as amended;

"Transition Date" has the meaning ascribed thereto in the section entitled "Agreements Relating to the Offer -- Support Agreement; Conduct of Business by the Company" in the Circular; and

"TSX" means the Toronto Stock Exchange.

                                     SUMMARY

     The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer and Circular. Certain capitalized words and terms used in this Summary are defined in the Definitions. Shareholders are urged to read the Offer and Circular in their entirety. The information concerning Stackpole contained herein and in the Offer and Circular has been provided to the Offeror by Stackpole or has been taken from or is based upon publicly available documents or records of Stackpole on file with Canadian securities regulatory authorities and other public sources at the time of the Offer, unless otherwise indicated, and has not been independently verified by the Offeror. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

THE OFFER

     The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all of the issued and outstanding Common Shares (including Common Shares which may become outstanding on the exercise of options, warrants or other rights to purchase Common Shares), excluding Common Shares owned by the Offeror, at a price of $33.25 in cash per Common Share.

TOMKINS AND THE OFFEROR

     Tomkins is a corporation organized under the laws of England and Wales. Tomkins is a global engineering group involved in three lines of business: industrial and automotive systems and components; air systems components; and engineered and construction products. See the section entitled "The Offeror and Parent" in the Circular.

     The Offeror was incorporated under the OBCA on February 25, 2003 and is an indirect wholly-owned subsidiary of Tomkins. The Offeror has carried on no business other than in respect of the Offer. The registered office of the Offeror is located at 100 King Street West, 1 First Canadian Place, Suite 6600, Toronto, Ontario, Canada, M5X 1B8. See the section entitled "The Offeror and Parent" in the Circular.

TIME FOR ACCEPTANCE

     The Offer is open for acceptance until 11:59 p.m., Toronto time, on June 17, 2003, unless the Offer is withdrawn or extended by the Offeror. See the section entitled "Time for Acceptance" in the Offer.

APPROVAL OF BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company, upon consultation with its financial and legal advisors has: (i) determined that the Offer is fair from a financial point of view to Shareholders and that the Offer is in the best interests of Shareholders; and (ii) unanimously recommended that Shareholders accept the Offer.

SUPPORT AGREEMENT

     On April 29, 2003, Stackpole entered into the Support Agreement with Tomkins and the Offeror. The Support Agreement sets forth the terms and conditions upon and subject to which the Offer is to be made by the Offeror. Pursuant to the Support Agreement, Stackpole agreed to a "non-shop" covenant and to support the Offer. See the section entitled "Agreements Relating to the Offer -- Support Agreement" in the Circular.

LOCK-UP AGREEMENT AND AGREEMENTS TO TENDER

     On April 29, 2003, The Stackpole Corporation entered into the Lock-Up Agreement with Tomkins and the Offeror. Pursuant to the Lock-Up Agreement, The Stackpole Corporation represented that it was the beneficial owner of 4,872,000 Common Shares, representing approximately 52% of the outstanding Common Shares (approximately 47% of the outstanding Common Shares on a fully diluted basis) and irrevocably agreed to accept the Offer and tender its Common Shares under the Offer. See the section entitled "Agreements Relating to the Offer -- Lock-Up Agreement" in the Circular.

     The directors and senior officers of Stackpole have agreed to exercise all options to acquire Common Shares held by them and to tender such shares, together with any other Common Shares held by them, to the Offer. As a group, the directors and senior officers hold 456,077 Common Shares and options to acquire a further 894,500 Common Shares. In the aggregate, such Common Shares represent approximately 13% of the outstanding Common Shares (on a fully diluted basis).

     Of the foregoing agreements, the Offeror has entered into agreements with Shareholders in respect of 4,931,889 Common Shares and options to acquire 483,500 Common Shares, representing in the aggregate approximately 52.3% of the outstanding Common Shares (on a fully diluted basis), pursuant to which each such Shareholder has irrevocably agreed to exercise all options to acquire Common Shares held by such Shareholder and to tender all Common Shares owned by such Shareholder to the Offer.

PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares.

CONDITIONS OF THE OFFER

     The Offeror has the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in the section entitled "Conditions of the Offer" in the Offer are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which, excluding Common Shares held by the Offeror, constitutes at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis).

MANNER OF ACCEPTANCE

     A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder's Common Shares, together with the Letter of Acceptance and Transmittal (printed on blue paper) or a facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Instructions are contained in the Letter of Acceptance and Transmittal which accompanies the Offer and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder's Common Shares with the Depositary. A Shareholder wishing to accept the Offer and whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offer by following the procedures for guaranteed delivery set forth in the section entitled "Manner of Acceptance -- Procedure for Guaranteed Delivery" in the Offer.

     Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary or if they utilize the services of any member of the Soliciting Dealer Group to accept the Offer.

WITHDRAWAL OF DEPOSITED SHARES

     Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances discussed in the section entitled "Withdrawal of Deposited Common Shares" in the Offer. Except as so indicated or as otherwise required by applicable law, deposits of Common Shares are irrevocable.

PAYMENT FOR DEPOSITED SHARES

     Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn not later than ten days after the Expiry Time. Any Common Shares taken up will be paid for by the Offeror as soon as possible, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date upon which Common Shares are taken up under the Offer will be taken up and paid for within ten days of such deposit. See the section entitled "Payment for Deposited Shares" in the Offer.

ACQUISITION OF SHARES NOT DEPOSITED

     If the Offer is accepted by the holders of not less than 90% of the Common Shares (other than Common Shares held at the date hereof by or on behalf of the Offeror and its affiliates and associates) the Offeror currently intends to acquire the remaining Common Shares pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the Common Shares not acquired under the Offer. If the Minimum Tender Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror will own sufficient Common Shares to effect such Subsequent Acquisition Transaction. See the section entitled "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transaction" in the Circular.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The sale of Common Shares pursuant to the Offer will be a taxable disposition for Canadian federal income tax purposes and will give rise to tax consequences to the depositing Shareholder. See the section entitled "Certain Canadian Federal Income Tax Considerations" in the Circular.

DEPOSITARY

     Computershare Trust Company of Canada will receive deposits of certificates representing Common Shares and accompanying Letters of Acceptance and Transmittal at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will receive Notices of Guaranteed Delivery at its Toronto office specified in the Notice of Guaranteed Delivery.

FINANCIAL ADVISOR, DEALER MANAGER AND SOLICITING DEALER GROUP

     RBC Dominion Securities Inc. has been retained as Dealer Manager for the Offer. RBC Dominion Securities Inc. will solicit acceptances of the Offer and will form the Soliciting Dealer Group to solicit acceptances of the Offer. See the section entitled "Financial Advisor, Dealer Manager and Depositary" in the Circular.

                                      OFFER

                                                                    May 12, 2003

TO: THE HOLDERS OF COMMON SHARES OF STACKPOLE

1.   THE OFFER

     The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, including any Common Shares which may become outstanding after the date of the Offer upon the exercise of outstanding options, warrants or other rights to purchase Common Shares, at a price of $33.25 in cash per Common Share.

     The Offer is made only for the Common Shares and is not made for any options, warrants or other rights to purchase Common Shares. Any holder of such securities who wishes to accept the Offer must exercise the options, warrants or other rights in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that Common Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in the section entitled "Manner of Acceptance -- Procedure for Guaranteed Delivery" in this Offer.

     All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

     The accompanying Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information which should be read carefully before making a decision with respect to the Offer.

2.   TIME FOR ACCEPTANCE

     The Offer is open for acceptance until the Expiry Time, being 11:59 p.m. (Toronto Time) on June 17, 2003, unless the Offer is withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror's sole discretion pursuant to the provisions of the section entitled "Extension and Variation of the Offer" in this Offer.

3.   MANNER OF ACCEPTANCE

     LETTERS OF TRANSMITTAL

     The Offer may be accepted by delivering to the Depositary at any of the offices listed in the Letter of Acceptance and Transmittal accompanying the Offer so as to arrive there not later than the Expiry Time:

     (a) the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted;

     (b) a Letter of Acceptance and Transmittal (printed on blue paper) in the form accompanying the Offer or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal; and

     (c) any other document required by the instructions set out in the Letter of Acceptance and Transmittal.

     Except as otherwise provided in the instructions set out in the Letter of Acceptance and Transmittal or as may be permitted by the Offeror, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

     In addition, Common Shares may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

     PROCEDURE FOR GUARANTEED DELIVERY

     If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificates representing the Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

     (a)  the deposit is made by or through an Eligible Institution;

     (b) a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer and Circular or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time; and

     (c) the certificate(s) representing deposited Common Shares in proper form for transfer together with a Letter of Acceptance and Transmittal in the form accompanying the Offer and Circular or a facsimile thereof, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mailed to the Depositary at its office in Toronto as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Common Share certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

     GENERAL

     In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of the certificates representing the Common Shares, a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and any other required documents.

     The method of delivery of certificates representing Common Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

     Shareholders wishing to accept the Offer whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Common Shares.

     All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, Parent, the Dealer Manager, any Soliciting Dealer or the Depositary or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror's interpretation of the terms and conditions of the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

     The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

     DIVIDENDS AND DISTRIBUTIONS

     Subject to the terms and conditions of the Offer, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Acceptance and Transmittal delivered to the Depositary (the "Deposited Securities") and in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer (other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offer is made pursuant to the provisions of the section entitled "Dividends and Distributions; Liens" in this Offer), and any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, "Distributions").

     POWER OF ATTORNEY

     An executed Letter of Acceptance and Transmittal irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities covered by the Letter of Acceptance and Transmittal (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the "Purchased Securities") certain officers of the Offeror and any other Person designated by the Offeror in writing (each an "Appointee") as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution, of the depositing Shareholder. The Letter of Acceptance and Transmittal authorizes an Appointee, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, to vote, execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, revoke any such instrument, authorization or consent to designate in such instrument, authorization or consent any Person or Persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company; and (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder.

     A Shareholder accepting the Offer under the terms of the Letter of Acceptance and Transmittal revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the undersigned at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Deposited Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company and not to exercise any of the other rights or privileges attached to the Deposited Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Deposited Securities, and to appoint in any such instruments of proxy, authorizations or consents, the Person or Persons specified by the Offeror as the proxy of the holder of the Deposited Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Deposited Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such Person with respect thereto.

     FURTHER ASSURANCES

     A Shareholder accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

     DEPOSITING SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

     The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the Person signing the Letter of Acceptance and Transmittal has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (b) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other Person; (c) the deposit of the Deposited Securities and Distributions complies with applicable laws; and (d) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.   CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw the Offer and not take up and pay for or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

     (a) there shall have been validly deposited under the Offer and not withdrawn such number of Common Shares which, excluding Common Shares owned by the Offeror, constitutes at least (i) 66 2/3% of the Common Shares outstanding (on a fully diluted basis) and (ii) 50.01% of the Common Shares outstanding (on a fully diluted basis) other than those Common Shares held by Persons whose Common Shares would not be included as part of the "minority" in connection with any Subsequent Acquisition Transaction (the "Minimum Tender Condition");

     (b) the Offeror shall have determined in its sole discretion that all material, necessary or desirable regulatory approvals (including, without limitation, those of any stock exchanges or other securities regulatory authorities), other than those listed in paragraphs (c),
          (d) and (e) below, shall have been obtained on terms satisfactory to the Offeror, in its sole judgement, and any applicable governmental or regulatory periods shall have expired or been terminated;

     (c) (i) the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the purchase of the Common Shares by the Offeror, or (ii) the waiting period under
          Part IX of the Competition Act shall have expired or have been waived and the Offeror shall be satisfied in its sole judgment that the Commissioner does not intend to oppose the purchase of the Common Shares and shall not have made or threatened to make an application under Part VIII of the Competition Act in respect of the purchase of the Common Shares by the Offeror;

     (d) any applicable waiting periods under the HSR Act shall have expired or been earlier terminated;

     (e) any applicable consents or approvals under any other foreign competition, merger control or similar law, rule, regulation or policy or any approval or consent of any Governmental Entity in respect of competition or merger control matters which, if not obtained, would have, or would reasonably be expected to have, a Company Material Adverse Effect or a material adverse effect on Tomkins or the Offeror, or would have a material adverse effect on the ability of the Offeror to complete the Offer, shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

     (f) the Offeror shall have determined in its sole discretion that: (i) no act, action, suit or proceeding shall have been threatened in writing or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private Person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law; and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated or applied in the case of either (i) or (ii) above:

          (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares or to own or operate Stackpole or any of its Subsidiaries or the ability of the Offeror to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction; or

          (B) which, if the Offer was consummated, could materially adversely affect Stackpole and its Subsidiaries considered on a consolidated basis;

     (g) the Offeror shall have determined in its sole judgement that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

     (h) there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, governmental regulation, inquiry or other occurrence of any nature whatsoever which adversely affects, or may adversely affect, the financial markets in Canada, the United States or the United Kingdom generally, or which materially adversely affects, or may materially adversely affect, Stackpole and its Subsidiaries (on a consolidated basis);

     (i) there shall not exist or have occurred (or, if there does exist or shall have previously occurred, there shall not have been disclosed, generally or to the Offeror in writing) any changes (or any conditions, events or developments involving prospective changes) in the business, operations (including results of operations), assets, capitalization, properties, condition (financial or otherwise), prospects or liabilities of Stackpole or any of its Subsidiaries which, when considered either individually or in the aggregate, has or may reasonably be expected to have a Company Material Adverse Effect;

     (j) all outstanding options or other rights or entitlements granted to purchase or otherwise acquire authorized and unissued Common Shares shall have been exercised in full, or irrevocably released, surrendered or waived or otherwise dealt with by the holders thereof on terms and conditions satisfactory to the Offeror, in its entire discretion;

     (k) the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of Stackpole with any securities regulatory authority;

     (l) the Board of Directors of the Company shall not have withdrawn its recommendation that holders of Common Shares accept the Offer or changed such recommendation in a manner that has substantially the same effect;

     (m) Stackpole shall have observed and performed its covenants in the Support Agreement in all material respects to the extent that such covenants were to have been observed or performed by Stackpole at or prior to the Expiry Time and the representations and warranties of Stackpole contained in the Support Agreement shall have been, at the time the Support Agreement was entered into and at the date the Offeror is otherwise required to take up and pay for the Common Shares, true and correct or, if not already qualified by a materiality concept, true and correct in all material respects;

     (n) the representations and warranties of The Stackpole Corporation in the Lock-up Agreement shall have been, at the time that the Lock-up Agreement was entered into and at the date that the Offeror is otherwise required to take up and pay for Common Shares, true and correct or, if not already qualified by a materiality concept, true and correct in all material respects and all of its covenants and obligations set out in the Lock-up Agreement shall have been complied with in all material respects on or before such date;

     (o) neither the Support Agreement nor the Lock-up Agreement shall have been terminated; and

     (p) all third party consents which the Offeror, acting reasonably, considers to be necessary or desirable as a result of the change of control of Stackpole pursuant to the Offer shall have been obtained on terms satisfactory to the Offeror in its entire discretion, unless the failure to obtain any such consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

     The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

     Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in the section entitled "Notices and Delivery" in this Offer and provide a copy of the aforementioned public announcement to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror's expense. See the section entitled "Return of Deposited Common Shares" in this Offer.

5.   EXTENSION AND VARIATION OF THE OFFER

     The Offer is open for acceptance until the Expiry Time, unless the Offer is withdrawn or is extended by the Offeror.

     The Offeror may, in its sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by law, extend the Deposit Period or vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in the section entitled "Notices and Delivery" in this Offer; provided that the Offerer shall not, without the prior consent of the Company and The Stackpole Corporation, increase the Minimum Tender Condition (provided that, for certainty, the Offerer, in its sole discretion, may waive the Minimum Tender Condition), decrease the consideration per Common Share, change the form of consideration payable under the Offer (other than to add additional consideration), impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof, other than to waive any condition) in a manner which is adverse to the Shareholders (which shall only require the consent of the Company) or which is adverse to The Stackpole Corporation (which shall only require the consent of The Stackpole Corporation). The Offeror will as soon as practicable after giving notice of an extension or variation to the Depositary make a public announcement of the extension or variation and provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

     Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer), the Deposit Period will not end before ten days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

     If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled "Notices and Delivery" in this Offer to all holders of Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

     During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to the section entitled "Withdrawal of Deposited Common Shares" in this Offer. An extension of the Deposit Period, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under the section entitled "Conditions of the Offer" in this Offer.

     If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer without regard to when such Common Shares are taken up by the Offeror.

6.   WITHDRAWAL OF DEPOSITED COMMON SHARES

     Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

     (a) at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

     (b) at any time before the expiration of ten days from the date upon which either:

          (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

          (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to the Offer where the time for deposit is not extended for a period greater than ten days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

     (c) at any time after three business days from the date the Offeror takes up the Common Shares, if such Common Shares have not been paid for by the Offeror; or

     (d) if after 45 days from the date of the Offer, the Common Shares have been taken up but have not been paid for by the Offeror prior to receipt by the Depositary of a notice of withdrawal in respect of such shares.

     If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in Section 6(b) above are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares which are subject to the rights of withdrawal.

     Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must: (a) be made by a method, including facsimile transmission, that provides the Depositary with a written or printed copy; (b) be signed by the Person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn; and (c) specify such Person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary, the Dealer Manager or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

     Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in the section entitled "Manner of Acceptance" in this Offer.

     In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See the section entitled "Offerees' Statutory Rights" in the Circular.

     All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.   PAYMENT FOR DEPOSITED SHARES

     Upon the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in the section entitled "Conditions of the Offer" in this Offer), the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer not later than ten days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three business days after taking up the Common Shares. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than ten days after such deposit.

     Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in the section entitled "Conditions of the Offer" in this Offer, is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

     The Offeror will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

     The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of Persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Common Shares.

     Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which the Person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the Person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such Person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

     Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary or utilize the services of any member of the Soliciting Dealer Group to accept the Offer.

8.   RETURN OF DEPOSITED COMMON SHARES

     If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares that are not purchased will be returned at the Offeror's expense as soon as practicable after the Expiry Time or withdrawal and early termination of the Offer, as the case may be, by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of the Company.

9.   MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offer, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with the provisions of the section entitled "Notices and Delivery" in this Offer. Notwithstanding the provisions of the section entitled "Payment for Deposited Shares" in this Offer, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.  DIVIDENDS AND DISTRIBUTIONS; LIENS

     If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under the section entitled "Conditions of the Offer" in this Offer, make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefore) to reflect such division, combination, reclassification, consolidation, conversion or other change.

     Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares.

     If, on or after the date of the Offer, the Company should declare, make or pay any Distribution (in respect of Common Shares accepted for purchase pursuant to the Offer) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror's rights under the section entitled "Conditions of the Offer" in this Offer: (a) in the case of any cash dividend, distribution or payment in respect of the Common Shares that does not exceed the cash purchase price per Common Share, the cash consideration payable per Common Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any cash dividend, distribution or payment in respect of the Common Shares that exceeds the cash purchase price per Common Share, or in the case of any other Distribution, the whole of any such Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under the section entitled "Certain Canadian Federal Income Tax Considerations" in the Circular.

11.  NOTICES AND DELIVERY

     Without limiting any other lawful means of giving notice, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given to holders of registered Common Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, "business day" means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or in the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX for dissemination through its facilities; (b) if it is published once in the National Edition of The Globe and Mail or The National Post; or (c) it is given to the Canada News Wire Service.

     The Offer, the Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares (and to registered holders of securities exercisable for or convertible into Common Shares) or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Common Shares (and securities exercisable into Common Shares) when such list or listing is received.

     Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

12.  MARKET PURCHASES

     The Offeror reserves the right to and may acquire or cause an affiliate to purchase Common Shares through the facilities of the TSX, at any time and from time to time prior to the Expiry Time, as permitted by applicable laws or regulations. In no event will the Offeror make any such purchases of Common Shares through the facilities of the TSX until the third business day following the date of the Offer. If the Offeror purchases Common Shares through the facilities of the TSX while the Offer is outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled. The aggregate number of Common Shares so purchased by the Offeror through the facilities of the TSX after the date of the Offer and prior to the end of the Deposit Period will not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror will issue and file a news release forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased.

     The Offeror reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Common Shares taken up and paid for under the Offer.

13.  OTHER TERMS OF THE OFFER

     The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of Persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

     No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates, the Dealer Manager or the Depositary for the purposes of the Offer.

     The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

     The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in any such jurisdiction.

     The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

     The provisions of the accompanying Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, including the instructions contained therein, form part of the terms and conditions of the Offer.

     The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

                                           2023103 Ontario Inc.

                                           (Signed) JOHN ZIMMERMAN
                                                    President

DATED: May 12, 2003

                                    CIRCULAR

     This Circular is furnished in connection with the Offer dated May 12, 2003 by the Offeror to purchase all of the issued and outstanding Common Shares, including Common Shares issuable upon the exercise of existing stock options, warrants and other rights to purchase Common Shares, at a price of $33.25 in cash per Common Share. Shareholders should refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights.

     Except as otherwise indicated, the information concerning the Company contained in the Offer and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to the Company taken from or based upon such documents and records are untrue or incomplete, neither the Offeror, Parent nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of the information relating to the Company taken from or based upon such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.   THE OFFEROR AND PARENT

     The Offeror was incorporated under the OBCA on February 25, 2003 and is an indirect wholly-owned subsidiary of Parent. The Offeror carries on no business other than in respect of the Offer. The registered office of the Offeror is located at 100 King Street West, 1 First Canadian Place, Suite 6600, Toronto, Ontario, Canada, M5X 1B8.

     Parent, a corporation organized under the laws of England and Wales is a global engineering group involved in three lines of business: industrial and automotive systems and components; air systems components; and engineered and construction products. For the eight-month period ended December 31, 2002, Parent had consolidated net sales of approximately (pound)2,097.2 million and consolidated profit before tax of approximately (pound)153.1 million. The common shares of Parent trade on the London Stock Exchange and its American Depository Receipts are listed on the New York Stock Exchange. As at May 9, 2003, the market capitalization of Parent was approximately (pound)1,741.4 million. Parent's registered and principal office is located at East Putney House, 84 Upper Richmond Road, London, SW15 2ST, United Kingdom. On May 9, 2003, the noon rate of exchange as reported by the Bank of Canada was Cdn.$1.00 = (pound)0.4474.

2.   THE COMPANY

     The Company is a corporation governed by the OBCA. The Company, together with its Subsidiaries, are engaged in the manufacture and assembly of engineered powertrain components and systems for automotive powertrain manufacturers.

     The Company has represented to the Offeror that its authorized capital consists of an unlimited number of Common Shares, First Preference Shares and Second Preference Shares and that the issued and outstanding capital consists of 9,395,192 Common Shares. The Company has also represented to the Offeror that there are options outstanding issued by the Company to purchase 965,900 Common Shares.

     For the year ended December 31, 2002, the Company had consolidated sales of approximately $267 million and consolidated net income of approximately $19.4 million. At December 31, 2002, total shareholders' equity was approximately $144.8 million. For the three months ended March 31, 2003, the Company had consolidated sales of approximately $74 million and consolidated net income of approximately $4 million.

     The address of the Company's principal executive office is 2381 Bristol Circle, Suite B-203, Oakville, Ontario L6H 5S9.

3.   BACKGROUND TO THE OFFER

     On December 2, 2002, James Nicol, the Chief Executive Officer of Tomkins communicated to Robert J. Lander, the President and Chief Executive Officer of Stackpole, Tomkins' interest in acquiring Stackpole in the event it became available for purchase. Mr. Nicol explained that one of Tomkins' strategic objectives was to focus on the powertrain/drivetrain segment of the automotive parts industry and that a transaction with Stackpole would be consistent with that objective. At the end of their conversation, both Mr. Nicol and Mr. Lander agreed that there was merit in further discussions. A meeting was scheduled for December 5, when Mr. Lander would be in England.

     On December 5, 2002, Mr. Nicol and Mr. Lander met informally in London to continue their discussions. At that meeting, Mr. Lander informed Mr. Nicol that he would raise the issue of a transaction with Tomkins at the next meeting of the Board of Directors of the Company.

     A few weeks later, Mr. Lander informed Mr. Nicol that the Board of Directors of the Company had discussed a potential sale of the Company and had determined to retain CIBC World Markets Inc. ("CIBC") to conduct a formal auction process which would commence in the new year and that Tomkins would be invited to participate in that process.

     Early in January 2003, Tomkins was contacted by CIBC and informed that Stackpole was undertaking a formal auction process and that Tomkins was invited to participate in this process. Tomkins was presented with a confidentiality agreement (the "Confidentiality Agreement") for execution by Tomkins. Shortly thereafter, Tomkins retained RBC Dominion Securities Inc. (referred to in this section as "RBC"), a member company of RBC Capital Markets to act as its financial advisor and Osler, Hoskin & Harcourt LLP to act as its legal advisor in connection with a potential transaction involving Stackpole. Tomkins executed the Confidentiality Agreement and was provided with a Confidential Information Memorandum relating to Stackpole. Senior executives of Tomkins and Stackpole then met on several occasions to facilitate Tomkins' preliminary business diligence regarding Stackpole and its operations and prospects.

     On February 14, 2003, Tomkins submitted a non-binding expression of interest regarding a potential acquisition transaction. Shortly thereafter, CIBC responded to the expression of interest and informed Tomkins that it was being invited to participate in the next round of the auction process.

     From March 3 to March 15, 2003, members of Tomkins' management together with its outside advisors, including RBC, reviewed materials made available at the offices of Stackpole's legal counsel, conducted site visits and conducted interviews with management of Stackpole. Stackpole's management also delivered a detailed presentation regarding Stackpole including its business, operations and financial position and prospects to certain members of Tomkins' management and its advisors.

     On March 21, 2003, Tomkins submitted an offer letter in which it proposed to acquire all of the issued and outstanding Common Shares of Stackpole via a public take-over bid at a price of $32.25 per Common Share. The offer was subject to a number of conditions, including documentation and the completion of certain confirmatory due diligence.

     On March 25, 2003, CIBC informed Tomkins that the proposed purchase price contained in Tomkins' offer letter had not been accepted by Stackpole. On March 31, 2003, Tomkins submitted a revised offer in which it proposed to acquire all of the issued and outstanding Common Shares via a public take-over bid at a price of $33.25 per Common Share.

     On April 4, 2003, CIBC informed Tomkins that Stackpole was not in a position to respond to Tomkins' offer as it had not yet completed its formal evaluation process and that it would respond to Tomkins by April 14, 2003.

     Between April 9, 2003 and April 23, 2003, in response to inquiries by CIBC, Tomkins indicated at various times its continued interest in acquiring all of the Common Shares through a public take-over bid at price of $33.25 per Common Share. During this period, members of Tomkins' management and RBC met by way of conference call with members of Stackpole's management and CIBC to discuss Stackpole's recent financial results and also reviewed and commented on draft forms of the Support Agreement and Lock-up Agreement prepared by Stackpole. Also during this period, Stackpole provided Tomkins with the information necessary for Tomkins to conclude its due diligence of the Company.

     On April 23, 2003, Tomkins submitted a final offer letter in which it proposed to acquire all of the issued and outstanding Common Shares via a public take-over bid at price of $33.25 per Common Share, subject to the negotiation of definitive documentation. On April 25, 2003, CIBC informed RBC that Tomkins' offer had been accepted by Stackpole.

     From April 25 to April 29, 2003 Stackpole (together with its advisors) and Tomkins (together with its advisors) negotiated the terms of the Support Agreement. During this same period, The Stackpole Corporation (together with its advisors) and Tomkins (together with its advisors) negotiated the terms of the Lock-Up Agreement. Both agreements were executed on April 29, 2003 after the close of business in Toronto.

     On April 30, 2003 prior to opening of the TSX, Stackpole and Tomkins jointly announced that Tomkins would make the Offer.

4.   AGREEMENTS RELATING TO THE OFFER

     Except for the Lock-up Agreement and the agreements described below under the heading "Agreements to Tender" and "Key Employee Share Trust Shares", there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of Stackpole with respect to this Offer or between the Offeror and any Person or company with respect to any securities of Stackpole in relation to this Offer.

     SUPPORT AGREEMENT

     The support agreement (the "Support Agreement") dated April 29, 2003 between Tomkins, the Offeror and Stackpole sets forth the terms and conditions upon and subject to which the Offer is to be made by the Offeror. The following is a summary of the principal terms of the Support Agreement.

     The Offer: Tomkins and the Offeror agreed to make the Offer on the terms and conditions set forth in the Support Agreement.

     Support for the Offer: The Company has agreed to take all reasonable action to support the Offer and use its commercially reasonable efforts to obtain support for the Offer from the Shareholders, as reasonably requested by the Offeror. The Company represented that its Board of Directors, upon consultation with its financial and legal advisors, determined that the Offer is fair from a financial point of view to Shareholders and that the Offer is in the best interests of Shareholders. The Company further represented that the Board of Directors of the Company will recommend that Shareholders accept the Offer and that the directors, the Chief Executive Officer and the Chief Financial Officer have advised the Company that they intend to tender their Common Shares to the Offer.

     Designation of Directors: The Company has agreed that after the purchase by the Offeror of at least a majority of the outstanding Common Shares, the Offeror shall be entitled to designate the number of directors of the Board of Directors of the Company in proportion to the percentage of the then outstanding Common Shares owned by the Offeror.

     "No-Shop" Obligation of the Company: The Company has agreed that without limitation: (a) the Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person with respect to any liquidation, dissolution, merger, amalgamation, reorganization, recapitalization, take-over bid, sale of all or substantial assets, sale of any equity interest or similar transactions involving the Company or any of its Subsidiaries (an "Acquisition Proposal") or potential Acquisition Proposal; (b) the Company shall not waive or vary any terms or conditions of any confidentiality agreements that it entered into with any Persons that were considering Acquisition Proposals and shall forthwith request the return of all confidential information as contemplated by those confidentiality agreements and shall use all reasonable efforts to ensure that such requests are honoured; and (c) except as permitted by the Support Agreement, none of the Company or its Subsidiaries shall make, solicit, initiate or encourage inquiries or submission of proposals or offers, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or enter into any agreement or understanding concerning, or otherwise co-operate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

     Ability of the Company to Respond to Certain Third Party Proposals: (a) Neither the Board of Directors of the Company nor the Company is prohibited from responding to any unsolicited bona fide written Acquisition Proposal, for which adequate financing arrangements have been made, by a third party after the date of the

Support Agreement which the Board of Directors of the Company has determined, acting in good faith, is likely to be consummated in a timely manner and would, if consummated in accordance with its terms, result in a transaction more favourable to Shareholders from a financial point of view than the transaction contemplated by the Support Agreement (a "Superior Proposal"); (b) forthwith after the receipt by any of the directors, senior officers or advisors of the Company of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with such an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any Person or entity that informs any member of the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal, the Company shall provide notice thereof to the Offeror. Such notice to the Offeror shall be provided first orally and then promptly in writing and shall indicate the identity of the Person making such proposal, inquiry or contact, and shall indicate all material terms thereof and such other details of the proposal, inquiry or contact known to the Company as the Offeror may reasonably request; and (c) if the Company or its advisors receives a request for material non-public information from a party who proposes to the Company a bona fide Acquisition Proposal and the Board of Directors of the Company determines, in the manner contemplated by the Support Agreement, that such Acquisition Proposal is likely to be consummated in a timely manner and, if consummated in accordance with its terms, result in a Superior Proposal, then, and only in such case, the Company may provide such party with access to information regarding the Company, subject to the execution of a confidentiality agreement which is no less favourable to the Company than the Confidentiality Agreement; provided that the Company sends a copy of any such confidentiality agreement to Parent promptly upon its execution and Parent is provided with a list of or copies of the information provided to such Person and is immediately provided with access to similar information to which such Person was provided.

     Right to Match: Notwithstanding any other provision of the Support Agreement, but subject to the Board of Directors' fiduciary duties, the Company shall not approve, recommend, enter into any agreement or understanding (a "Proposed Agreement") regarding an Acquisition Proposal unless such Acquisition Proposal is likely to be consummated in a timely manner and, if consummated in accordance with its terms, will result in a Superior Proposal and then will do so only after the Company provides the Offeror with an opportunity to amend the Support Agreement and the Offer. The Company shall provide the Offeror with a copy of any Proposed Agreement at least three business days before its proposed execution by the Company. During such three business day period, the Company has agreed that the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of the Support Agreement and the Offer in order to provide for financial terms at least equivalent to those included in the Proposed Agreement as determined by the Board of Directors of the Company, acting in good faith and in accordance with its fiduciary duties. The Board of Directors of the Company shall review any offer by the Offeror to amend the terms of the Support Agreement and the Offer to determine, acting in good faith and in accordance with its fiduciary duties, whether the Offeror's amended Offer would be at least as favourable to Shareholders as the Acquisition Proposal provided for in the Proposed Agreement. If the Board of Directors of the Company so determines, the Company will enter into an amended agreement with the Offeror reflecting the amended Offer. If the Board of Directors of the Company continues to believe, acting in good faith and in the proper discharge of its fiduciary duties, that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, the Company shall be entitled to approve, recommend to Shareholders and enter into the Proposed Agreement upon payment to the Offeror of the break fee payable pursuant to the Support Agreement. If the Offeror does not offer to increase the consideration under the Support Agreement or otherwise amend the Support Agreement and the Offer within those three business days, then the Company will be entitled to enter into the Proposed Agreement if, in the opinion of the Board of Directors of the Company, acting in good faith, the failure to do so would be inconsistent with the discharge of their fiduciary duties under applicable law, upon payment to the Offeror of the amount payable under the Support Agreement. The Company agreed that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement of the Support Agreement to initiate an additional three business day notice period.

     Termination of the Support Agreement: The Support Agreement may be terminated at any time before the appointment or election to the Board of Directors of the Company of Persons designated by the Offeror in any of the following circumstances: (a) by agreement in writing executed by Parent, the Offeror and the Company;

(b) by Parent or the Offeror, at any time, if the Company is in default of any material covenant or obligation under the Support Agreement or if any representation or warranty of the Company under the Support Agreement shall have been at the date of the Support Agreement untrue or incorrect or, if not already qualified by a materiality concept, untrue or incorrect in any material respect;
(c) by the Company: (i) at any time (A) if any representation or warranty of the Offeror under the Support Agreement shall have been as of the date of the Support Agreement untrue or incorrect in any material respect, or (B) if the Company shall have amended the terms of the Offer other than in accordance with the terms of the Support Agreement; (ii) if Common Shares validly deposited under law and not withdrawn from the Offer have not been taken up and paid for prior to the close of business on the 90/th/ day following the later of mailing of the Offer to the Shareholders and mailing of the last amendment to the Offer (other than an amendment consisting of an extension or condition waiver), unless the failure of the Offeror to take up and pay for the Common Shares arises as a result of the breach by the Company of any material covenant or obligation under the Support Agreement or as a result of any representation or warranty of the Company in the Support Agreement being untrue or incorrect; and provided, for certainty, that if the Offeror's take up and payment for Common Shares deposited under the Offer is delayed by (A) an injunction or order made by a court or regulatory authority of competent jurisdiction or (B) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by the Company until the earlier of (x) 180 days after the Offer is commenced and (y) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; and
(iii) if the Offer expires or is withdrawn, except where the Offer expires or is withdrawn in order to proceed with an alternative transaction; (d) by Parent or the Offeror if the Minimum Tender Condition shall not be satisfied or waived or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer and the Offeror shall not elect to waive such condition or extend the Offer; (e) by the Company, Parent or the Offeror if, prior to the Expiry Time, the Company enters into a Proposed Agreement in accordance with the Support Agreement; or (f) by Parent or the Offeror if: (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation in favour of the Offer; (ii) the Board of Directors of the Company approves or recommends acceptance of an Acquisition Proposal; or (iii) the Board of Directors of the Company does not reaffirm its recommendation in favour of the Offer to the Shareholders in a press release or Directors' Circular within two business days after the public announcement or commencement of an Acquisition Proposal.

     Break Fee: If the Offeror does not make or withdraws the Offer or elects not to take up and pay for any Common Shares deposited under the Offer solely as a result of any one of the following: (a) prior to the Transition Date, the Board of Directors of the Company withdraws, modifies or changes any of its recommendations or determinations in a manner adverse to the Offeror or resolves to do so or recommends that Shareholders accept or vote in favour of another transaction; (b) prior to the Transition Date, the Board of Directors of the Company shall have failed to reaffirm its recommendation of the Offer by press statement within two business days after the public announcement or commencement of any Acquisition Proposal; (c) the Board of Directors of the Company recommends an Acquisition Proposal; or (d) the Offer is not completed as a result of the Minimum Tender Condition not being satisfied or any of the other conditions of the Offer (other than those set out in paragraphs (b), (c), (d), (e), (g) and (h) of Section 4 of the Offer), not being satisfied or waived and an Acquisition Proposal is completed within 12 months of the date of termination of the Support Agreement; or (e) the Company enters into a Proposed Agreement with respect to a Superior Proposal in accordance with the Support Agreement, then the Company shall forthwith after such event pay to the Offeror, by way of certified cheque or wire transfer of immediately available funds, the sum of $15 million.

     Expense Reimbursement: In the event that the Support Agreement is terminated in accordance with the provisions described in paragraphs (b) or (d) under the heading "Termination of the Support Agreement" above, the Company has agreed to pay the Offeror the sum of $3 million to reimburse the Offeror for all of its out-of-pocket costs and expenses in connection with the Offer. Such amount is creditable against the $15 million break fee which is payable in certain circumstances.

     Conduct of Business by the Company: The Company has agreed that, prior to the earlier of termination of the Support Agreement and appointment to the Board of Directors of the Company of Persons designated by the Offeror who represent a majority of the Board of Directors of the Company (the "Transition Date"), unless the Offeror agrees in writing or except as otherwise expressly contemplated or permitted by the Support Agreement, the Company shall conduct its businesses in the ordinary and regular course. The Company agreed that it would not and would cause each of its Subsidiaries not to take certain actions relating to the issuance of securities or the sale of assets, amendment of organizational documents, distributions, redemption of securities, reduction of stated capital, acquisition of assets, capital expenditures, indebtedness, reorganization or liquidation, releasing, waiving or changing rights or claims, modifying employment or collective bargaining agreements, taking any action that would render any representation or warranty in the Support Agreement untrue, modifying contracts, preserving goodwill, maintaining insurance and taxes.

     Pre-Acquisition Reorganization: The Company has agreed to effect such reorganizations of its business, operations and assets or such other transactions (each a "Pre-Acquisition Reorganization") as the Offeror may reasonably request prior to the take-up and payment by the Offeror of Common Shares; provided, however, the parties agreed that the Offeror shall not request a Pre-Acquisition Reorganization which would require the Company to obtain the approval of the Shareholders in respect of such Pre-Acquisition Reorganization. In the event that the Offeror does not take-up and pay for Common Shares, the Offeror shall forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company in effecting a Pre-Acquisition Reorganization and to undo a Pre-Acquisition Reorganization and shall indemnify and save harmless the Company for and against any and all claims, demands, actions, charges, expenses, costs, taxes, damages or losses which the Company may suffer or incur, directly or indirectly, as a result of or in connection with the Pre-Acquisition Reorganization or the undoing of a Pre-Acquisition Reorganization.

     Representations and Warranties of the Company: The Company made certain customary representations and warranties to Parent and the Offeror with respect to, among other things: (i) its organization and qualification; (ii) its capitalization; (iii) absence of a rights plan; (iv) Subsidiaries; (v) its authority relative to the Support Agreement; (vi) consents; (vii) approval by the Board of Directors of the Company; (viii) fairness opinion; (ix) filings pursuant to applicable securities laws; (x) absence of certain changes or events; (xi) assets and properties; (xii) brokers; (xiii) no defaults; (xiv) employment matters; (xv) its financial statements; (xvi) absence of undisclosed liabilities; (xvii) its books and records; (xviii) litigation; (xix) environmental matters; (xx) insurance; (xxi) non-arm's length transactions;
(xxii) intellectual property rights; (xxiii) tax matters; (xxiv) pension plans;
(xxv) properties; (xxvi) restrictive contracts; (xxvii) absence of additional liabilities; (xxviii) full disclosure; and (xxix) competitively sensitive information.

     Representations and Warranties of the Offeror and Tomkins: The Offeror and Tomkins jointly made certain customary representations and warranties to the Company as to: (i) organization and qualification; (ii) authority relative to agreements; (iii) consents; and (iv) adequate arrangements regarding required funds.

     Modification or Waiver of Terms of Offer: The Support Agreement provides that the Offeror may modify or waive any term or condition of the Offer, provided that the Offeror shall not, without the prior consent of the Company, increase the Minimum Tender Condition, decrease the consideration per Common Share, change the form of consideration payable under the Offer, impose additional conditions to the Offer or otherwise vary the Offer in a manner which is adverse to the Shareholders.

     LOCK-UP AGREEMENT

     The lock-up agreement (the "Lock-Up Agreement) dated April 29, 2003 between Tomkins, the Offeror and The Stackpole Corporation sets forth the terms and conditions upon which The Stackpole Corporation has irrevocably agreed to support the Offer and deposit to the Offer or cause to be deposited to the Offer the 4,872,000 Common Shares (the "Subject Shares") owned by The Stackpole Corporation. The Subject Shares represent approximately 52% of the outstanding Common Shares (approximately 47% on a fully diluted basis). The following is a summary of the principal terms of the Lock-Up Agreement.

     Agreement of the Stackpole Corporation to Tender: The Stackpole Corporation has irrevocably agreed to accept the Offer and tender the Subject Shares under the Offer on the terms and conditions set out in the Lock-Up Agreement.

     Compliance with Support Agreement: Each of Parent and the Offeror agreed with The Stackpole Corporation that it would comply with the terms of the Support Agreement, and that the Offeror would make the Offer. The Parent and the Offeror agreed that they would obtain the consent of The Stackpole Corporation prior to amending the Support Agreement where such amendment or amendments relate to increasing the Minimum Tender Condition (provided that the Offeror may, in its sole discretion, waive the Minimum Tender Condition), decreasing the consideration per Common Share or changing the form of consideration payable under the Offer (other than to add additional consideration), imposing additional conditions to the Offer or otherwise varying the Offer (or any condition thereof, other than to waive a condition) in a manner which is adverse to The Stackpole Corporation; provided that any amendment to extend the Offer may be made without the prior consent of The Stackpole Corporation.

     Termination of the Lock-Up Agreement: The Lock-Up Agreement may be terminated by notice in writing by The Stackpole Corporation in a number of circumstances including: (a) if the terms of the Offer do not conform with the provisions of the Support Agreement; (b) if the Parent or the Offeror is in default of any material covenant or obligation under the Lock-Up Agreement or the Support Agreement or if any representation or warranty of the Parent or the Offeror under the Lock-Up Agreement or Support Agreement shall have been at the date of the Lock-Up Agreement untrue or incorrect in any material respect or if the Offeror amends the terms of the Offer in contravention of the Lock-Up Agreement; (c) if after the 90th day following the mailing of the Offer, the Offeror has not taken up and paid for all Common Shares deposited under the Offer unless the failure of the Offeror to take up and pay for Common Shares arises as a result of the breach by The Stackpole Corporation or the Company of any material covenant or obligation under the Lock-Up Agreement or the Support Agreement, respectively, or as a result of any representation or warranty of The Stackpole Corporation or the Company under the Lock-Up Agreement or the Support Agreement, respectively, being untrue or incorrect or, if not already qualified by a materiality concept, being untrue or incorrect in any material respect; and provided, for certainty, that if the take up and payment by the Offeror for Common Shares deposited under the Offer is delayed by: (i) an injunction or order of a court or regulatory authority of competent jurisdiction; or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Lock-Up Agreement shall not be terminated by The Stackpole Corporation until the earlier of: (i) 180 days after the Offer is commenced; and (ii) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; or (d) at any time after the third business day following the expiry or withdrawal of the Offer, except where the Offer expires or is withdrawn in order to proceed with an alternative transaction. The Lock-up Agreement may also be terminated: (a) at any time by mutual consent of the Parent, the Offeror and The Stackpole Corporation; (b) by the Parent or the Offeror if The Stackpole Corporation is in default of any material covenant or obligation under the Lock-Up Agreement or if any representation or warranty of The Stackpole Corporation under the Lock-Up Agreement shall have been at the date of the Lock-Up Agreement incorrect in any material respect; (c) by the Parent or the Offeror if the Support Agreement is terminated; or (d) by the Parent or the Offeror if the conditions to the Offer, as set out in the Offer, are not satisfied or waived by the Offeror prior to the Expiry Time.

     Covenants of The Stackpole Corporation: The Stackpole Corporation has agreed that during the period commencing on the date of the Lock-Up Agreement and continuing until the earlier of: (i) the expiry or termination of the Offer; and (ii) the withdrawal of the Subject Shares held by The Stackpole Corporation from the Offer as permitted by the Lock-Up Agreement: (a) it will not acquire any additional Common Shares; (b) it will not grant any proxy or other right to the Subject Shares or enter into any voting agreement with respect to the Subject Shares; (c) (i) it will not and will not permit any of its representatives to take any action of any kind which may in any way adversely affect the success of the Offer; (ii) it will immediately terminate any existing discussions with any parties with respect to any Acquisition Proposal; and (iii) it will not solicit or encourage inquiries from or offers from any other Person, relating to any Acquisition Proposal; (d) it will notify the Parent and the Offeror in writing and provide relevant details of any Acquisition Proposal it receives; (e) it will use its reasonable best efforts to do all things necessary to consummate the transactions contemplated by the Lock-Up Agreement and the Offer; (f) it will exercise the voting rights attaching to the Subject Shares and otherwise use its reasonable efforts to oppose any proposed action which might reasonably prevent or delay the successful completion of the Offer, or which could result in a Company Material Adverse Effect; (g) it will not option to sell, encumber, or otherwise convey any Subject Shares; and (h) it will take all such steps as are required to ensure that at the time at which the Offeror takes up and pays for Common Shares pursuant to the Offer, the Subject Shares held by The Stackpole Corporation will be owned beneficially and of record by The Stackpole Corporation with a good and marketable title thereto, free and clear of any and all restrictions or encumbrances of any kind.

     Representations and Warranties of The Stackpole Corporation: The Stackpole Corporation made certain representations and warranties to each of the Parent and the Offeror with respect to, among other things: (a) ownership of the Subject Shares; (b) right to sell and vote the Subject Shares; (c) no option regarding the Subject Shares; (d) no breach of: (i) the constating documents;
(ii) any agreement respecting any of its property or assets; (iii) any judgment, decree, order or award; or (iv) any applicable law; (e) corporate power and authority; (f) due authorization and execution; (g) (i) no securities owned other than the Subject Shares; (ii) no option for the acquisition of additional securities of the Company; (h) absence of claims by The Stackpole Corporation against the Company or any of its Subsidiaries; and (i) accuracy of and absence of default under certain documents provided to the Parent.

     Representations and Warranties of the Offeror and Tomkins: The Offeror and Tomkins jointly made certain customary representations and warranties to The Stackpole Corporation relating to: (i) organization and existence; (ii) authority and execution of agreements; (iii) no breach; (iv) arrangements regarding required funds.

     AGREEMENTS TO TENDER

     Each of the directors and senior officers of Stackpole has entered into an agreement with the Offeror, Tomkins and Stackpole pursuant to which such director or senior officer has agreed to exercise all options held by them and to tender all Common Shares issued upon the exercise of such options together with all other Common Shares held by them to the Offer. In addition, each of the other holders of options under the Company's stock option plan has entered into an agreement with the Offeror, Tomkins and Stackpole pursuant to which they have also agreed to exercise all options held by them and to tender all Common Shares issued upon the exercise of such options together with all other Common Shares held by them to the Offer. With respect to the Lock-up Agreement and the agreements entered into with the officers of the Company, the Offeror has entered into agreements with such Shareholders in respect of 4,931,889 Common Shares and options to acquire 483,500 Common Shares, representing in the aggregate 52.3% of the outstanding Common Shares (on a fully diluted basis), pursuant to which each such Shareholder has irrevocably agreed to exercise all options to acquire Common Shares held by such Shareholder and to tender all Common Shares owned by such Shareholder to the Offer.

     KEY EMPLOYEE SHARE TRUST SHARES

     The Company has advised Tomkins that it will use commercially reasonable efforts to ensure that: (a) the trustees of the Key Employee Share Trust (who are the registered owners of 11,974 Common Shares) will grant options to purchase all such Common Shares to certain individuals, other than Robert Lander, Gary Love or any other Person who was, on the date of such agreement, an officer of Stackpole; (b) any Person to whom options are granted will enter into an agreement with Tomkins, the Offeror and Stackpole, pursuant to which such Person will agree to exercise such options and tender the Common Shares issued upon such exercise to the Offer; and (c) all such options granted by the trustees of the Key Employee Share Trust which are not exercised prior to take-up of the Common Shares by the Offeror under the Offer will be terminated upon the acquisition by the Offeror of 50.01% of the outstanding Common Shares under the Offer.

5.   PURPOSE OF THE OFFER AND PLANS FOR THE COMPANY

     PURPOSE OF THE OFFER

     The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If the conditions of the Offer are satisfied and the Offeror takes up and pays for the Common Shares validly deposited under the

Offer, the Offeror currently intends to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition if available, or propose a Subsequent Acquisition Transaction, in each case at a cash price of $33.25 per Common Share. Pursuant to the Support Agreement, the Offeror has agreed to use its commercially reasonable efforts to exercise its Compulsory Acquisition rights or undertake a Subsequent Acquisition Transaction upon Common Shares being taken up under the Offer. See "Acquisition of Shares Not Deposited" in this Circular. If the Minimum Tender Condition is satisfied, the Offeror will own sufficient Common Shares to effect a Subsequent Acquisition Transaction.

     PLANS FOR THE COMPANY

     If the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the Board of Directors of the Company to allow designees of Parent to become members of the Board of Directors of the Company and to represent a majority of the Board of Directors of the Company. The Offeror has developed no specific proposals with respect to the Company, or operations, or any changes in its assets, business strategies, management or personnel following the acquisition of Common Shares pursuant to the Offer. Following the successful completion of the Offer, the Offeror proposes to review the operations of both Parent and the Company to determine how best to combine them.

     If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and, if there are fewer than 15 securityholders of the Company in any province, to cause the Company to cease to be a reporting issuer under the securities laws of each such province. See the section entitled "Effect of the Offer on the Market for Shares; Stock Exchange Listing and Public Disclosure by the Company" in this Circular.

6.   SOURCE OF FUNDS

     The Offeror estimates that if it acquires all of the Common Shares pursuant to the Offer, the total cash amount required to purchase such shares will be approximately $345 million. Parent will provide all funding required by the Offeror in connection with the Offer from existing cash resources.

7.   BENEFICIAL OWNERSHIP OF AND TRADING IN SECURITIES

     Other than pursuant to the Lock-up Agreement, neither the Offeror nor any director or senior officer of the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any associate of the directors or senior officers of the Offeror, or any Person holding more than 10% of any class of equity securities of the Offeror, beneficially owns or exercises control or direction over or has the right to acquire directly or indirectly, any of the securities of the Company.

     Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the Persons referred to above, has traded in any securities of the Company during the six months preceding the date hereof. There is no Person acting jointly or in concert with the Offeror and the Parent in connection with the transactions described in the Offer and the Circular.

8.   INFORMATION CONCERNING THE COMPANY AND THE SECURITIES OF THE COMPANY

     DIVIDENDS AND DIVIDEND POLICY

     According to the Company's Annual Information Form dated May 15, 2002: (a) the Company has not declared or paid any dividends in the five years preceding May 15, 2002 and does not anticipate paying cash dividends in the foreseeable future; (b) the Company intends to retain future earnings to fund the growth of its business; and (c) any future determination to pay cash dividends will be at the discretion of the Board of Directors of the Company, subject to certain contractual restrictions contained in various loan documents to which the Company is a party and will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company deems relevant.

     PREVIOUS DISTRIBUTIONS OF COMMON SHARES

     Based on publicly available information, during the five years preceding December 31, 2001, the Company completed the following distributions of Common Shares. There is no publicly available information disclosing the number of Common Shares distributed during the last three months of the year 2002.

YEAR                                                 NUMBER OF SHARES ISSUED  AGGREGATE PROCEEDS
----                                                 -----------------------  ------------------
1997..............................................          94,335/(1)/          $    937,000
1998..............................................         103,390/(2)/          $  1,019,000
1999..............................................          31,800/(3)/          $    307,000
2000..............................................          32,400/(4)/          $    311,000
2001..............................................          71,787/(5)/          $    622,000
2002 (to September 31)............................         156,363/(6)/          $  1,835,000

----------
/(1)/ There is no publicly available information relating to the nature of the distributions of Common Shares during this year.

/(2)/  These Common Shares were issued under the Company's 1993 Stock Option
       Plan.

/(3)/  These Common Shares were issued under the Company's 1993 Stock Option
       Plan.

/(4)/  These Common Shares were issued under the Company's 1993 Stock Option
       Plan.

/(5)/ These Common Shares were issued under the Company's Employee Share Purchase Plan.

/(6)/ 110,749 Common Shares were issued under the Company's 1993 Stock Option Plan and 45,614 Common Shares were issued under the Company's Employee Share Purchase Plan.

Price Range and Trading Volume of Common Shares

     The Common Shares are listed and posted for trading on the TSX. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Shares and the volume of trading on the TSX, according to published sources:

                           THE TORONTO STOCK EXCHANGE

                                                         HIGH     LOW     VOLUME
                                                        ------   ------  -------
                                                         ($)      ($)    (000's)
2002
May..................................................   23.30    19.00     146.0
June.................................................   27.50    22.00     259.8
July.................................................   25.75    22.35     122.1
August...............................................   25.80    24.00     121.7
September............................................   25.00    21.50      55.1
October..............................................   22.75    17.00      52.2
November.............................................   23.95    22.00      37.2
December.............................................   23.99    20.05      84.4

2003
January..............................................   23.24    20.00      36.8
February.............................................   21.00    18.00     104.2
March................................................   22.00    17.50      64.9
April................................................   33.50    20.20     390.0
May (1-9)............................................   33.08    33.00     744.3

     On April 28, 2003, the last trading day on which the Common Shares traded immediately prior to the announcement by the Company and Parent of the Offer, the closing price of the Common Shares on the TSX was $23.85. The Offer represents a 39.4% premium over that price and a 54.2% premium over Stackpole's volume-weighted average price of $21.56 for Common Shares on the TSX for the 20 trading day period ending on that date.

     Shareholders are urged to obtain a current market quotation for the Common Shares.

9. EFFECT OF THE OFFER ON THE MARKET FOR COMMON SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE BY THE COMPANY

     Market for the Shares. The purchase of the Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offeror, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

     Listings and Quotations. The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet these criteria for continued listing on such exchange. If permitted by applicable law, subsequent to completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Common Shares from the TSX. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether the Offeror remains subject to public reporting requirements in Canada and other factors.

     Public Disclosure by the Company. After the purchase of the Common Shares under the Offer, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Company to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by applicable law, subsequent to the completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if there are fewer than 15 securityholders of the Company in any province, the Offeror intends to cause the Company to cease to be a reporting issuer under the securities laws of each such province.

10.  COMMITMENTS TO ACQUIRE EQUITY SHARES

     Other than as described above under the heading "Agreements Relating to the Offer", neither the Offeror nor any of the directors or senior officers of the Offeror, nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any associate of any director or senior officer of the Offeror or any Person or company holding more than 10% of any class of equity securities of the Offeror has entered into any commitments to acquire any securities of the Company.

11.  ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

     Except as described above under the heading "Agreements Relating to the Offer", and as provided below, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

     SENIOR EXECUTIVE EMPLOYMENT CONTRACTS

     On April 24, 2003, Stackpole and Robert J. Lander, the President and Chief Executive Officer of Stackpole, amended the terms of Mr. Lander's employment arrangements with Stackpole to delete the provision dealing with change of control and to offer Mr. Lander a bonus, provided that he meets certain conditions, including his continued employment by Stackpole for a minimum one-year period.

     Stackpole has agreed that if Mr. Lander: (i) remains employed by Stackpole, its successor or one of its affiliates on the date that is 365 days after a change of control of Stackpole, including the change of control that will result upon completion of the Offer (the "Payment Date"); or (ii) Mr. Lander's employment with Stackpole has been terminated or he has been given notice of termination of employment by Stackpole, or Stackpole has reduced his base salary, failed to provide him with an appropriate incentive compensation package or imposed employment terms and conditions more onerous than in his existing employment agreement, on or prior to the

Payment Date, other than for cause; or (iii) Mr. Lander has terminated or resigned his employment with Stackpole or one of its affiliates prior to the Payment Date by reason that Stackpole has breached any material term of his existing employment agreement, changed the terms and conditions of Mr. Lander's employment without his consent or he has otherwise been constructively dismissed, Stackpole will pay Mr. Lander a one-time cash bonus of $1.5 million (the "Continuation Bonus").

     EMPLOYMENT AGREEMENTS WITH CERTAIN OFFICERS OF STACKPOLE

     It was a condition to the making of the Offer by the Offeror that certain senior executives of Stackpole enter into employment agreements to take effect upon completion of the Offer on terms acceptable to the Offeror and no less favourable than the terms of their current employment. Each of Robert J. Lander, Gary S. Love and Peter K. Jones have irrevocably undertaken to enter into an employment contract with Stackpole effective upon the completion of the Offer which would replace and supersede his existing employment agreement with Stackpole. The new employment agreements provide for a base salary, annual bonus, benefits, other compensation and severance provisions and benefits on terms which are consistent with the material terms of their existing employment and in the case of Mr. Lander's agreement, a commitment to pay the Continuation Bonus on the same terms as set out in the April 24, 2003 agreement.

12.  REGULATORY MATTERS

     COMPETITION ACT

     The Competition Act requires a pre-merger notification filing to the Commissioner for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold.

     If a transaction is subject to pre-merger notification, prior to completion of the transaction the applicable provisions of the Competition Act must be complied with, including compliance with prescribed waiting periods.

     The Commissioner's review of a transaction may take longer than the statutory waiting period, depending upon whether the transaction is classified by the Commissioner as non-complex, complex or very complex.

     The Commissioner may upon request issue an advance ruling certificate ("ARC"), where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, the transaction is exempt from the pre-merger notification provisions, and provided that if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Alternatively, the Commissioner may issue a "no action" letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the three years following completion of the proposed transaction his authority to so initiate proceedings should circumstances change.

     Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a "merger" (as defined in the Competition Act) and, if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of assets or shares and in certain circumstances, it may issue an interim order(s) prohibiting the completion of the merger.

     The purchase of Common Shares pursuant to the Offer is a notifiable transaction and is a "merger" for the purposes of the merger provisions of the Competition Act. The Offeror will comply with the requirements of the Competition Act before taking up and paying for Common Shares deposited pursuant to this Offer. The Offeror has requested an ARC in respect of the Offer. In the alternative, the Offeror will request that the Commissioner waive the requirement to make a statutory pre-merger notification filing and issue a no action letter indicating that the Commissioner is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the Offer.

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

     Based upon an examination of publicly available information relating to the business in which the Company and its subsidiaries are engaged, the Offeror does not believe that the Competition Tribunal would have grounds to conclude that the acquisition of the Common Shares is likely to prevent or lessen competition substantially. Nevertheless, there can be no assurance that a challenge to the Offer on Canadian antitrust grounds will not be made or, if such challenge is made, of the results. See the section entitled "Conditions of the Offer" in the Offer.

     INVESTMENT CANADA ACT

     Under the Investment Canada Act, certain transactions involving the acquisition of control by a non-Canadian of a Canadian business with assets that exceed prescribed monetary thresholds are subject to review and cannot be implemented unless the Minister responsible for the Investment Canada Act is satisfied that the acquisition is likely to be of net benefit to Canada. As the acquisition of the Company by the Offeror pursuant to the Offer does not exceed the applicable monetary threshold under the Investment Canada Act no approval by the Minister is required. The Offeror will submit the required post-closing notice of investment within 30 days following the completion of the acquisition.

     HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (UNITED STATES)

     Under the HSR Act certain acquisition transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and the applicable waiting period has expired or been terminated. The acquisition of Common Shares pursuant to the Offer is subject to the HSR Act and Tomkins will file a Pre-merger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Common Shares pursuant to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15-day waiting period following the filing by Tomkins. Accordingly, the waiting period under the HSR Act applicable to such purchases of Common Shares pursuant to the Offer should expire prior to the Expiry Time, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Tomkins will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Tomkins, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Tomkins with such request. If the acquisition of Common Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Common Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act, except by court order. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Common Shares by the Offeror pursuant to the Offer. At any time before or after the purchase by the Offeror of Common Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under United States antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the Offer or seeking the divestiture of Common Shares purchased by the Offeror or the divestiture of substantial assets of Tomkins, its subsidiaries or the Company. Private parties (including individual States) also may seek to take legal action under United States antitrust laws under certain circumstances.

     ACT AGAINST RESTRAINTS OF COMPETITION (GERMANY)

     Under the Act Against Restraints of Competition of 27 July 1957, as amended in May 1998 (the "AARC"), certain transactions may not be consummated until the German Federal Cartel Office (the "Bundeskartellamt") has cleared the transaction or the relevant waiting periods have expired without the Bundeskartellamt having prohibited the transaction. Under the applicable provisions of the AARC (sections 40 and 41), the Offer may not be consummated until the expiration of a one-month waiting period following the filing of a complete notification unless the Bundeskartellamt has previously cleared the Offer, subject to extension in certain circumstances. Tomkins and Stackpole intend to submit a notification to the Bundeskartellamt shortly and will seek approval of the Offer by the Bundeskartellamt prior to the expiration of the initial one month waiting period.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its Subsidiaries are engaged, Tomkins and the Offeror believe that the Offer will not violate the antitrust laws in Canada, the U.S. or Germany. Nevertheless, there can be no assurance that a challenge to the Offer will not be made or, if such a challenge is made, what the outcome will be. See the section entitled "Conditions of the Offer" in the Offer.

     OTHER JURISDICTIONS

     The Offeror is currently assessing whether competition law filings may be required in any other jurisdictions in connection with the Offer. Although the Offeror believes that the Offer will not violate any applicable competition or antitrust laws, there can be no assurance that a challenge to the acquisition on antitrust grounds will not be made in one or more foreign jurisdictions before or after closing and no assurance as to the result of such a challenge.

13.  ACQUISITION OF SHARES NOT DEPOSITED

     COMPULSORY ACQUISITION

     If within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Common Shares (on a fully diluted basis) other than Common Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the OBCA), and the Offeror acquires such deposited Common Shares under the Offer, the Offeror currently intends to acquire the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of section 188 of the OBCA (a "Compulsory Acquisition").

     To exercise such statutory right, the Offeror must give notice (the "Offeror's Notice") to each Shareholder who did not accept the Offer (and each Person who subsequently acquires any such Common Shares) (in each case, an "Offeree") of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offer. Within 20 days of giving the Offeror's Notice, the Offeror must pay or transfer to the Company the consideration the Offeror would have to pay or transfer to the Offerees if they had elected to accept the Offer, to be held in trust for the Offerees. In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Common Shares held by such Offeree to the Company and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror. An Offeree who does not within 20 days after the Offeree receives the Offeror's Notice notify the Offeror that the Offeree is electing to demand payment of the fair value of the Offeree's Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. If an Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to the Company referred to above, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offer.

     The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 188 of the OBCA. Section 188 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which an Offeree's rights may be lost or altered. Shareholders who wish to be better informed about the provisions of section 188 of the OBCA should consult their legal advisors. See the section entitled "Certain Canadian Federal Income Tax Considerations" in this Circular for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

     SUBSEQUENT ACQUISITION TRANSACTIONS

     If the Offeror takes up and pays for Common Shares validly deposited under the Offer and the right of Compulsory Acquisition described above is not available or the Offeror elects not to pursue such right, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving the Company and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer (a "Subsequent Acquisition Transaction"). The timing and details of any such transaction will depend on a number of factors, including the number of Common Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror will own sufficient Common Shares to effect such Subsequent Acquisition Transaction. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction would be the same cash price as the price offered under the Offer.

     Each type of Subsequent Acquisition Transaction described above would be a "going private transaction" within the meaning of certain applicable Canadian securities legislation and regulations (collectively the "Regulations"), Rule 61-501 and Policy Q-27. In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be "related party transactions." However, if the Subsequent Acquisition Transaction is a "going private transaction" carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 do not apply to such transaction. The Offeror intends to carry out any such going private transaction in accordance with Rule 61-501 and Policy Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply to the going private transaction.

     The Regulations, Rule 61-501 and Policy Q-27 provide that unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the Common Shares (and any, subject to certain exceptions, non-cash consideration being offered therefor) and provide to the holders of the Common Shares a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and QSC exempting the Offeror or the Company or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Policy Q-27 for certain going private transactions completed within 120 days after the expiry of a formal take-over bid for consideration at least equal to and of the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror expects that these exemptions will be available.

     The provisions of the OBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" holders of the Common Shares must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the QSC. In relation to any Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the QSC as required, all Shareholders other than the Offeror, any "interested party" or any Person or company who is a "related party" of the Offeror or an "interested party" for purposes of Rule 61-501 and Policy Q-27, including any director or senior officer of the Offeror, any associate, affiliate or insider of the Offeror or any of their directors or senior officers or any Person or company acting jointly or in concert with any of the foregoing. Rule 61-501 and Policy Q-27 provide that the Offeror may treat Common Shares acquired pursuant to the Offer as "minority" shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if the consideration for each Common Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. The Offeror currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same cash price as the price offered under the Offer and the Offeror intends to cause Common Shares acquired pursuant to the Offer to be voted in favour of such transaction.

     In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable right to dissent and seek fair value or a substantially equivalent right is made available to the minority shareholders.

     If the Offeror decides not to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction involving the Company, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable law, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no further action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to or less than the price to be paid for Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the price paid for Common Shares under the Offer.

     Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Common Shares. The fair value of Common Shares so determined could be more or less than the amount paid per Common Share pursuant to the Subsequent Acquisition Transaction or the Offer.

     The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See the section entitled "Certain Canadian Federal Income Tax Considerations" in this Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

     JUDICIAL DEVELOPMENTS

     Prior to the adoption of OSC Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The trend both in legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

14.  CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable under the Tax Act to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described under the heading "Acquisition of Shares Not Deposited".

     The following summary is generally applicable to a Shareholder who at all relevant times, for the purposes of the Tax Act, (1) deals at arm's length and is not affiliated with the Company or the Offeror, and (2) holds the Common Shares as capital property. Common Shares will generally be considered capital property to a Shareholder unless those shares are held in the course of carrying on a business of buying and selling shares or those shares have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian-resident Shareholders whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have those shares, and any other "Canadian securities" (as defined in the Tax Act) owned by that shareholder in the taxation year in which the election is made and all subsequent taxation years, be deemed to be capital property. This summary is not applicable to a Shareholder that is a "financial institution" or a "specified financial institution", or a Shareholder an interest in which is a "tax shelter investment" (all as defined in the Tax
Act). This summary does not address the Income Tax Application Rules applicable to Shareholders who have held their Common Shares continuously since December 31, 1971 (or are deemed to have done so under those rules), and those holders should consult their own tax advisors.

     This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, and assumes they will be enacted as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative and assessing practices of the CCRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

     This summary is not exhaustive of all Canadian federal income tax considerations. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder, and no representations with respect to the tax consequences to any particular Shareholder are made to any particular holder of Common Shares to whom the Offer is being made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances.

SHAREHOLDERS RESIDENT IN CANADA

     This portion of the summary is applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable treaty, is or is deemed to be resident in Canada (a "Resident Shareholder").

     SALE PURSUANT TO THE OFFER

     A Resident Shareholder who disposes of Common Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the sum of the adjusted cost base of the Common Shares to the Resident Shareholder and any reasonable expenses incurred by the Resident Shareholder for the purpose of the disposition.

     A Resident Shareholder will include one-half of the amount of any resulting capital gain (a "taxable capital gain") in income, and will deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition subject to detailed rules in the Tax Act. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

     Any such capital loss otherwise determined resulting from the disposition of Common Shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on such shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

     A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including an amount in respect of taxable capital gains.

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

     Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Tax Act. Resident Shareholders should consult their own tax advisors with respect to alternative minimum tax provisions.

     COMPULSORY ACQUISITION OF SHARES

     As described under "Acquisition of Shares Not Deposited -- Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the OBCA. The tax consequences to a Resident Shareholder of a disposition of Common Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offer".

     A Resident Shareholder who dissents in a Compulsory Acquisition and elects to receive the fair value of their Common Shares will be considered to have disposed of such Common Shares, and will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received by the holder, excluding any amount of interest awarded by the court, exceed (or are less than) the sum of the holder's adjusted cost base of the Common Shares and any reasonable expenses incurred by the holder for this purpose. The tax consequences of any such capital gain or capital loss would be generally as described above under "Sale Pursuant to the Offer". Any interest awarded to the Resident Shareholder by the court will be included in the Resident Shareholder's income for the purposes of the Tax Act.

     SUBSEQUENT ACQUISITION TRANSACTIONS

     As described under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

     A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of the Company with the Offeror and/or one or more of its affiliates pursuant to which Shareholders who have not tendered their Common Shares under the Offer would have their Common Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation ("Redeemable Shares") which would then be immediately redeemed for cash. Such a holder would not realize a capital gain or capital loss as a result of the exchange of shares, and the holder's cost of the Redeemable Shares received would be equal to the holder's adjusted cost base of the Common Shares immediately before the amalgamation. Upon the redemption of the Redeemable Shares, the holder thereof would generally be deemed to have received,

     . a dividend equal to the amount by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act (subject to the potential application of subsection 55(2) of the Tax Act discussed below); and

     . a capital gain (or capital loss) equal to the amount by which the redemption price exceeds (or is less than) the sum of, (1) the amount of any such deemed dividend, (2) the holder's adjusted cost base of the Redeemable Shares, and (3) any reasonable costs of disposition incurred by the holder. The tax consequences of any such capital gain or capital loss would be generally as described above under "Sale Pursuant to the Offer".

     Subsection 55(2) of the Tax Act provides that where a Resident Shareholder that is a corporation would otherwise be deemed to receive a dividend, in certain circumstances the deemed dividend may be deemed not to be a dividend. Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them.

     Dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the redemption of the Redeemable Shares will be included in computing the corporation's income, but will ordinarily be deductible in computing its taxable income. A Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing such corporation's taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including a trust) as a result of the redemption of the Redeemable Shares will be included in computing the Resident Shareholder's income, and will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends paid by a corporation resident in Canada.

     Under the current administrative practice of the CCRA, Resident Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder therefor (excluding any interest awarded by the court). Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard.

     As an alternative to the amalgamation discussed herein, the Offeror may propose an arrangement, consolidation, capital reorganization, reclassification, continuance or other transaction, the tax consequences of which may differ from those arising on the sale of Common Shares under an Offer or an amalgamation involving the Company and will depend on the particular form and circumstances of such alternative transaction.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, (1) is not (and is not deemed to be) resident in Canada, (2) does not use or hold (and is not deemed to use or hold) Common Shares in connection with carrying on a business in Canada, and (3) does not hold Common Shares as "taxable Canadian property" (as defined in the Tax Act) (a "Non-Resident Shareholder"). Special rules not discussed in this summary may apply to an insurer carrying on business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

     Generally, Common Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time, provided that, (1) such Common Shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time, and (2) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, or the Non-Resident Shareholder together with such persons have not owned 25% or more of the shares of any class or series of the Company within the five years immediately preceding that time. Common Shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act.

     SALE PURSUANT TO THE OFFER

     A Non-Resident Shareholder will not be subject to income tax under the Tax Act on a disposition of Common Shares pursuant to the Offer.

     COMPULSORY ACQUISITION

     Subject to the discussion below under "Delisting of Common Shares", a Non-Resident Shareholder will not be subject to income tax under the Tax Act on a disposition of Common Shares either pursuant to the Offeror's statutory rights of purchase described under "Acquisition of Shares Not Deposited -- Compulsory Acquisition" or on an exercise of dissent rights in respect thereof. Where a Non-Resident Shareholder receives interest in connection with the exercise of dissent rights under a Compulsory Acquisition, such amount will be subject to Canadian withholding tax under the Tax Act at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident.

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     SUBSEQUENT ACQUISITION TRANSACTIONS

     As described under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions", if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under "Acquisition of Shares Not Deposited -- Subsequent Acquisition Transactions", it is the Offeror's current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer.

     The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend, as discussed above under the heading "Shareholders Resident in Canada -- Subsequent Acquisition Transactions". Whether or not a Non-Resident Shareholder would be subject to income tax under the Tax Act on any such capital gain would depend on the circumstances at that time (see in particular the discussion below under "Delisting of Common Shares"). Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled under any applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident.

     DELISTING OF COMMON SHARES

     As noted above under "Effect of the Offer on the Market for Common Shares; Stock Exchange Listing and Public Disclosure by the Company", Common Shares may cease to be listed on the TSX following the completion of the Offer. Non-Resident Shareholders are cautioned that if the Common Shares are not listed on a prescribed stock exchange at the time they are disposed of, (1) the Non-Resident Shareholder's Common Shares will be taxable Canadian property, (2) the Non-Resident Shareholder may be subject to income tax under the Tax Act in respect of any capital gain on such disposition (depending on whether or not such capital gain is exempt from Canadian income tax under any applicable income tax treaty between Canada and the country in which the Non-Resident Shareholder is resident), and (3) the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of not disposing of their Common Shares pursuant to the Offer.

15.  MATERIAL CHANGES AND OTHER INFORMATION

     The Offeror has no information which indicates any material change in the affairs of the Company since the date of the last published interim financial statements of the Company. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

16.  FINANCIAL ADVISOR, DEALER MANAGER AND DEPOSITARY

     The Offeror has retained RBC Dominion Securities Inc., a member company of RBC Capital Markets, as its financial adviser with respect to the Offer and has agreed to pay RBC Dominion Securities Inc. a fee for such services. In addition, the Offeror has retained RBC Dominion Securities Inc. as dealer manager in connection with the Offer. Parent and the Offeror will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

     RBC Dominion Securities Inc. has undertaken to form a soliciting dealer group comprising members of the Investment Dealer Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offer. Each member of the Soliciting Dealer Group, including RBC Dominion Securities Inc., is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space on the Letter of Acceptance and Transmittal accompanying a deposit of Common Shares a fee of $0.17 for each Common Share deposited and acquired by the Offeror under the Offer other than those Common Shares irrevocably deposited to the Offer by the officers and directors of the Company under the terms of the agreements described above under the heading "Agreements to Tender" or by The Stackpole Corporation under the terms of the Lock-Up Agreement. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing holder of Common Shares will be a minimum of $85 and a maximum of $1,500. Where Common Shares deposited and registered in a single name are beneficially owned by more than one Person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. When a single beneficial owner deposits Common Shares, all such securities will be aggregated in determining whether the maximum applies.

     The Offeror has also engaged Computershare Trust Company of Canada to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror and Parent have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States.

     No fee or commission is payable by any Shareholder who transmits its Common Shares directly to the Depositary or who makes use of the facilities of a Soliciting Dealer to accept the Offer. Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or any other Person for soliciting deposits of Common Shares pursuant to the Offer (other than to the Dealer Manager, the Soliciting Dealers and the Depositary).

     Questions and requests for assistance concerning the Offer should be made directly to the Dealer Manager or the Depositary.

     The Offeror estimates that expenses in the aggregate amount of approximately $5 million will be incurred by the Offeror in connection with the Offer.

17.  LEGAL MATTERS

     Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained in the section entitled "Certain Canadian Federal Income Tax Considerations" in this Circular has been provided by, Osler, Hoskin & Harcourt LLP, Canadian counsel to the Offeror.

18.  OFFEREES' STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult with a lawyer.

19.  DIRECTORS' APPROVAL

     The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of the Offeror.

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                                     CONSENT

To: The Directors of 2023103 Ontario Inc.:

     We hereby consent to the reference to our opinion contained under "Certain Canadian Federal Income Tax Considerations" in the Circular accompanying the Offer dated May 12, 2003 made by 2023103 Ontario Inc. to the holders of Common Shares of Stackpole Limited.

                                         (Signed) OSLER, HOSKIN & HARCOURT LLP

                                         Toronto, Ontario
                                         May 12, 2003

                            APPROVAL AND CERTIFICATE

DATED: May 12, 2003

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The present circular does not contain any misrepresentation likely to affect the value or market price of the securities subject to the offer within the meaning of the Securities Act (Quebec).

       (Signed) John Zimmerman                 (Signed) George Pappayliou
              President                                Secretary

                    As Sole Director of 2023103 Ontario Inc.

                             (Signed) Michael Smith
                                    Director

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

                        THE DEPOSITARY FOR THE OFFER IS:

                      COMPUTERSHARE TRUST COMPANY OF CANADA

                            Toll Free: 1-800-564-6253
                     Email: caregistryinfo@computershare.com

                                    BY MAIL:

                                  P.O. Box 7021
                             31 Adelaide Street East
                                Toronto, Ontario
                                     M5C 3H2

                               BY HAND OR COURIER:

          Toronto                    Montreal                  Vancouver
   100 University Avenue        650 de Maisonneuve        510 Burrard Street
   9th Floor, North Tower           Suite 700                  2nd Floor
      Toronto, Ontario             Montreal, QC              Vancouver, BC
          M5J 2Y1                                               V6C 3B9

                      THE DEALER MANAGER FOR THE OFFER IS:
                          RBC Dominion Securities Inc.
                                   P.O. Box 50
                                Royal Bank Plaza
                             South Tower, 4th Floor
                                Toronto, Ontario
                                     M5J 2W7
                            Telephone: (416) 852-2000